EXHIBIT 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File No. 333-248883, File No. 333-251806 and File No.333-256987), Form F-3 (File No. 333-256087) and Post-effective Amendment No.1 to the Form F-1 on Form F-3 (File No. 333-240081) of Meten Holding Group Ltd. (the “Company”) of our report dated May 16, 2022, relating to the consolidated balance sheets of the Company as of December 31, 2021 and 2020, and the related consolidated statements of comprehensive loss, changes in shareholder’s equity (deficit), and cash flows for the years ended December 31, 2021, 2020 and 2019 and the related notes, included in its Annual Report on Form 20-F.

Singapore

May 16, 2022